UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BSQUARE CORPORATION

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BSQUARE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2016

TO THE SHAREHOLDERS:

Notice is hereby given that the 2016 Annual Meeting of Shareholders of BSQUARE Corporation, a Washington corporation (the “Company”), will be held on Tuesday, June 14, 2016 at 1:00 p.m., local time, at our offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, for the following purposes:

1.	To elect Kendra A. VanderMeulen as a Class I Director, to serve for the ensuing three years and until her successor is duly elected and qualified;
2.	To conduct an advisory vote on executive compensation;
3.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and
4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 15, 2016 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on April 15, 2016 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if the shareholder has previously returned a proxy.

By Order of the Board of Directors

Martin L. Heimbigner

Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington

May 2, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 14, 2016: The proxy statement and annual report to shareholders are available at www.bsquare.com/proxy.

BSQUARE CORPORATION

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited by the Board of Directors of BSQUARE Corporation, a Washington corporation, for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 14, 2016 at 1:00 p.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our principal executive offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. Our telephone number at our principal executive offices is (425) 519-5900. As used in this proxy statement, “we,” “us,” “our” and the “Company” refer to BSQUARE Corporation.

These proxy solicitation materials were mailed on or about May 2, 2016 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on April 15, 2016 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. Our only outstanding voting securities are shares of common stock, no par value. As of the record date, 12,124,574 shares of our common stock were issued and outstanding, held by 120 shareholders of record.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by delivering to our Secretary, at the address referenced above, a written instrument revoking the proxy or delivering a duly executed proxy bearing a later date (in either case no later than the close of business on June 13, 2016) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each holder of common stock is entitled to one vote for each share held.

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers or administrative employees without the payment of any additional consideration. Solicitation of proxies may be made by mail, by telephone, by email, in person or otherwise.

Shareholders of Record and “Street Name” Holders

Where shares are registered directly in the holder’s name, that holder is the shareholder of record with respect to those shares. If shares are held by an intermediary, meaning in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered the shareholder of record as to those shares. Those shares are said to be held in “street name” on behalf of the beneficial owner of the shares. Street name holders generally cannot directly vote their shares, and must instead instruct the broker or other nominee how to vote their shares using the voting instruction form provided by that broker or other nominee. Many brokers also offer the option of giving voting instructions over the internet or by telephone. Instructions for giving your vote as a street-name holder are provided on your voting instruction form.

Quorum; Abstentions; Broker Non-Votes

At the Annual Meeting, an inspector of elections will determine the presence of a quorum and tabulate the results of the voting by shareholders. A quorum exists when holders of a majority of the total number of outstanding shares of common stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting.

Broker non-votes can occur as to shares held in street name. Under the current rules that govern brokers and other nominee holders of record, if you do not give instructions to your broker or other nominee, it will be able to vote your shares only with respect to proposals for which it has discretionary voting authority. A “broker non-vote” occurs when a broker or other nominee submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal, and has not received instructions from the beneficial owner.

The election of director (Proposal No. 1) and the advisory vote on the compensation of our named executive officers (Proposal No. 2) are proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker how to vote on these proposals, your broker will not vote on them and those non-votes will be counted as broker non-votes. The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal No. 3) is considered to be discretionary and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you, as long as it holds your shares in its name.

Abstentions and broker non-votes are treated as shares present for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are not counted for determining the number of votes cast, and therefore will not affect the outcome of the vote on any of the proposals in this proxy statement.

Required Votes and Voting

Assuming that a quorum is present at the Annual Meeting, the following votes will be required:

•

With regard to Proposal No. 1, the nominee for election to the Board of Directors who receives the greatest number of votes cast “for” the election of the director by the shares present, in person or by proxy, will be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in the election of directors.

•	With regard to Proposals Nos. 2 and 3, approval of each of the proposals requires that the votes cast in favor of the proposal exceed the votes cast against it.

All shares entitled to vote and represented by properly executed, unrevoked proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given on those proxies. If no instructions are given on a properly executed proxy, the shares represented by that proxy will be voted as follows:

FOR the director nominee named in Proposal No. 1 of this proxy statement;

FOR Proposal No. 2, to approve the compensation of our named executive officers as disclosed in this proxy statement; and

FOR Proposal No. 3, to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm.

If any other matters are properly presented for consideration at the Annual Meeting, which may include, for example, a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters as they deem advisable. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Deadlines for Receipt of Shareholder Proposals

Shareholder proposals may be included in our proxy statement and form of proxy for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. We currently anticipate holding our 2017 annual meeting of shareholders in June 2017, although the Board may decide to schedule the meeting for a different date. For a shareholder proposal to be considered pursuant to Rule 14a-8 for inclusion in our proxy statement and form of proxy for the annual meeting to be held in 2017, we must receive the proposal at our principal executive offices, addressed to our Secretary, no later than January 2, 2017. Submitting a shareholder proposal does not guarantee that it will be included in our proxy statement and form of proxy.

In addition, a shareholder proposal that is not intended for inclusion in our proxy statement and form of proxy under Rule 14a-8 (including director nominations) shall be considered “timely” within the provisions of our Bylaws and may be brought before the 2017 annual meeting of shareholders provided that we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to our Secretary at our principal executive offices, no later than March 16, 2017. A copy of the full text of our Bylaws may be obtained by writing to our Secretary at our principal executive offices.

We strongly encourage any shareholder interested in submitting a proposal to contact our Secretary in advance of these deadlines to discuss any proposal he or she is considering, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. All notices of shareholder proposals, whether or not intended to be included in our proxy materials, should be in writing and sent to our principal executive offices, located at: BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, Attention: Secretary.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

General

Our Articles of Incorporation provide that the Board of Directors has seven seats. One seat is currently vacant as a result of a previously disclosed director resignation. In addition, as disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2016, Elliot H. Jurgensen, Jr. has indicated that he does not intend to stand for reelection at the Annual Meeting. There were no disagreements as contemplated by Item 5.02(a) of Form 8-K. The Governance and Nominating Committee and the Board of Directors have decided to leave the open director positions vacant at this time until qualified candidates have been identified.

The Board of Directors is currently divided into three classes, with each class having a three-year term. A director serves in office until his or her respective successor is duly elected and qualified, unless the director is removed, resigns or, by reason of death or other cause, is unable to serve in the capacity of director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Set forth below is certain information furnished to us by the director nominee and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships among any of our directors or officers.

Nominee for Director

One Class I director is to be elected at the Annual Meeting for a three-year term ending in 2019. The Governance and Nominating Committee of the Board of Directors has nominated Kendra A. VanderMeulen for election as a Class I director. Ms. VanderMeulen has been a director since March 2005.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of Kendra A. VanderMeulen to the Board of Directors. Ms. VanderMeulen has indicated that she will serve if elected. We do not anticipate that Ms. VanderMeulen will be unable or unwilling to stand for election, but if that occurs, all proxies received may be voted by the proxy holders for another person nominated by the Governance and Nominating Committee. As there is one nominee, proxies cannot be voted for more than one person.

Vote Required for Election of Director

If a quorum is present, the nominee for election to the Board of Directors receiving the greatest number of votes cast “for” the election of the director by the shares present, in person or by proxy, will be elected to the Board of Directors.

Nominee and Continuing Directors

The names and certain information as of the record date about the nominee and each director continuing in office after the Annual Meeting are set forth below.

Name of Director Nominee	Age	Position	Director Since	Term Expires
Kendra A. VanderMeulen	64	Director	2005	2016 (Class I)

Name of Continuing Directors	Age	Position	Director Since	Term Expires
Andrew S.G. Harries	54	Chairman of the Board	2012	2017 (Class II)
Robert J. Chamberlain	62	Director	2015	2017 (Class II)
Jerry D. Chase	56	Director; President and	2013	2018 (Class III)
		Chief Executive Officer
William D. Savoy	51	Director	2004	2018 (Class III)

Kendra A. VanderMeulen has been a director since March 2005. Ms. VanderMeulen is currently the President of the National Christian Foundation, Seattle, a position she has held since 2007, where she has also been a director since 2015. She served as Executive Vice President, Mobile at InfoSpace from May 2003 to December 2004, and is an active board member or advisor to a variety of privately held companies in the wireless Internet arena, including INRIX, Inc. Ms. VanderMeulen joined AT&T Wireless (formerly McCaw Cellular Communications) in 1994 to lead the formation of the wireless data division. Prior to McCaw Cellular Communications, Ms. VanderMeulen served as Chief Operating Officer and President of the Communications Systems Group of Cincinnati Bell Information Systems (now Convergys). She also held a variety of business and technical management positions at AT&T in the fields of software development, voice processing, and signaling systems. Ms. VanderMeulen received a B.S. in mathematics from Marietta College and an M.S. in computer science from Ohio State University. She is the recipient of the 1999 Catherine B. Cleary award as the outstanding woman leader of AT&T. Ms. VanderMeulen has broad industry experience both in management and as a board member. She also brings experience in managing product development, sales and marketing efforts, mergers and acquisitions, and directly managing engineering efforts. The Board of Directors has concluded that Ms. VanderMeulen should serve as a director because of her experience in and deep understanding of the wireless Internet industry in which we compete. Her experience at AT&T has provided her with broad leadership and executive abilities, and her outside board experience as director of other technology companies enables her to provide essential strategic and corporate governance leadership to our management team and Board of Directors.

Andrew S. G. Harries has been a director since November 2012 and has served as the Chairman of the Board since July 2013. Mr. Harries is an active business advisor and corporate director. Mr. Harries was a co-founder of Sierra Wireless (NASDAQ: SWIR), a NASDAQ-listed wireless Internet of Things systems vendor, and previously served as Sierra’s Senior Vice President of Sales, Marketing and Operations. Subsequently, Mr. Harries co-founded Zeugma Systems Inc. where he served as the President and Chief Executive Officer from 2004 until Tellabs Inc. acquired substantially all of Zeugma in 2010. He chaired the board of directors of Contractually, an online contracts management company, until its acquisition by Coupa Software in December 2015. He currently serves on the board and is the immediate past-chair of Science World British Columbia. Prior to co-founding Sierra Wireless, Mr. Harries held a variety of positions at Motorola Inc. He holds an MBA from Simon Fraser University. The Board of Directors has concluded that Mr. Harries should serve as a director because of his embedded technology industry expertise and extensive management and sales and marketing experience. He also has experience as a public company board member.

Robert J. Chamberlain has been a director since August 2015. From August 2014 to April 2016, Mr. Chamberlain served as the Chief Financial Officer for Big Fish Games Incorporated, a leading provider of casual games, which was acquired by Churchill Downs, Inc. in December 2014. From February 2013 to August 2014, Mr. Chamberlain served as the senior vice president and Chief Financial Officer for Audience Science Incorporated, a leading provider of enterprise advertising management systems. Prior to that, from 2009 to August 2011 Mr. Chamberlain was senior vice president and Chief Financial Officer of PopCap Games Incorporated, another provider of casual gaming that was acquired by Electronic Arts, Inc. From 2006 to 2009, Mr. Chamberlain served as Chief Financial Officer for WatchGuard Technologies Incorporated, a private global provider of firewall and unified threat management appliances. He has also served as Chief Financial Officer of other technology companies in the Seattle area including F5 Networks, Onyx Software Corp. (acquired by Consona Corporation) and Photodisc (acquired by Getty Images, Inc.). Earlier in his career, Mr. Chamberlain was an audit partner in the Seattle office of KPMG where he served middle market public and private companies. Mr. Chamberlain has a BS in Business Administration-Accounting from California State University Northridge. His career at KPMG and as a Chief Financial Officer gives him the requisite experience to qualify as an “audit committee financial expert” having “financial sophistication” for audit committee purposes. The Board of Directors has concluded that Mr. Chamberlain should serve as a director because he brings to our Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, and sales and marketing experience at KPMG.

Jerry D. Chase has been a director since July 2013. He served as our Interim Chief Executive Officer from September 2013 to February 2014, and has been our President and Chief Executive Officer since February 2014. From February 2008 to June 2011, Mr. Chase served as Chief Executive Officer and director of Lantronix (LTRX), a publicly traded provider of secure software, and embedded and external hardware solutions. From September 2004 to July 2007, Mr. Chase served as Chief Executive Officer and director of Terayon (TERN), a publicly traded cable, satellite and telecom supplier of digital video networking applications. Prior to serving as the Chief Executive Officer of Terayon, Mr. Chase was Chairman and Chief Executive Officer of Thales Broadcast & Multimedia (TBM), a supplier of transmission, digital video and test equipment to television and radio broadcast and telecom broadband markets based in Paris, France. Earlier in his career, Mr. Chase was General Manager of Magnitude Compression Systems at General Instrument, Inc. and Vice President, Systems Engineering & Program Management at Scientific Atlanta. Mr. Chase is a former United States Marine Corps Officer. Mr. Chase has an M.B.A. from Harvard Graduate School of Business Administration and a B.S. in Business Administration, Magna Cum Laude from East Carolina University. Mr. Chase currently serves as a board member of East Carolina University’s BB&T Center for Leadership Development. The Board of Directors has concluded that Mr. Chase should serve as a director because of his broad and significant experience in the technology industry, including as the chief executive officer of several software and hardware technology companies. As our President and Chief Executive Officer, Mr. Chase has first-hand knowledge of our business and provides valuable insight with respect to our operations and strategic opportunities. In addition, he also has experience as a public company board member, and has significant turnaround management experience.

William D. Savoy has been a director since May 2004. Mr. Savoy currently provides consulting services in a variety of different industries. Between 2004 and 2007, Mr. Savoy consulted with The Muckleshoot Indian Tribe on investment-related matters, strategic planning and economic development. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity that manages the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as President of the portfolio and asset management division, managing Vulcan’s commercial real estate, hedge fund, treasury and other financial activities, and as President of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as President and Chief Executive Officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990 and as its Chief Financial Officer from August 1988 to June 1989. Mr. Savoy received a B.S. in computer science, accounting and finance from Atlantic Union College. Mr. Savoy has financial expertise, industry experience with portfolio companies, experience managing product development, and mergers and acquisitions experience. He has also held board positions with other publicly traded companies, including Drugstore.com from 1999 through its acquisition in 2011. The Board of Directors has concluded that Mr. Savoy should serve as a director because his experience as a chief executive officer, and in various other executive roles, has provided him with broad leadership and executive experience, which contributes operational knowledge and strategic planning skills, along with knowledge important to our corporate development and any mergers and acquisitions activities.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MS. VANDERMEULEN TO THE BOARD OF DIRECTORS.

Executive Officers

The names and certain information about our executive officers as of the record date are set forth below:

Name	Age	Position
Jerry D. Chase	56	President and Chief Executive Officer, Director
Martin L. Heimbigner	57	Chief Financial Officer, Secretary and Treasurer
Scott B. Caldwell	48	Vice President, Worldwide OEM Sales
David Wagstaff	54	Vice President and Chief Architect
Kevin T. Walsh	58	Vice President, Marketing
Mark D. Whiteside	53	Vice President, Solutions

Mr. Chase’s biographical details are set out under the heading “Nominee and Continuing Directors.”

Martin L. Heimbigner joined us as our Chief Financial Officer in November 2014 and was appointed as Secretary and Treasurer in March 2015. His background includes significant financial leadership experience with software and professional service businesses in the greater Seattle area spanning public companies and emerging venture-backed technology companies. Prior to joining us, Mr. Heimbigner was the Managing Director at Pacific CFO Group, LLC from December 2012 to October 2014, where he was both an advisor and a member of a senior executive team of client companies to drive top and bottom-line growth, operational effectiveness, internal capability and business strategy. Prior to that Mr. Heimbigner served as a partner at Tatum, LLC, a financial consulting firm, since 2003, and he has also held other senior financial leadership positions at companies including City Bank (NASDAQ:CTBK), Demand Media (NYSE:DMD), Intelligent Results (acquired by First Data, NYSE:FSD), Airbiquity Inc., Washington Energy Company (NYSE:WECO), and KPMG. Mr. Heimbigner holds an Executive MBA from the University of Washington, a Bachelor of Arts, Business Administration and Bachelor of Accounting from Washington State University. He is a Certified Public Accountant in Washington State.

Scott B. Caldwell joined us in 2005 and was promoted to Vice President, Worldwide OEM Sales in 2010. In this role, Mr. Caldwell has responsibility for global sales of our third-party software licensing business which includes Microsoft, Adobe and McAfee products to vertical market OEMs. Prior to joining us, Mr. Caldwell led the first international sales expansion at Sierra Wireless, where he established wireless operator, OEM, and distribution partnerships in South America, Europe and Asia for that company’s wireless modems. Other roles included Director of Business Development for Action Engine, where Mr. Caldwell established wireless operator and handset OEM relationships. Mr. Caldwell holds a Bachelor of Business Administration from Simon Fraser University in Burnaby, British Columbia.

David Wagstaff joined us as our Vice President and Chief Architect in November 2013. In this role Mr. Wagstaff oversees a comprehensive and integrated strategy for all of our products including DataV, our Internet of Things offerings. Mr. Wagstaff served as Chief Architect, Advanced Solutions at Lantronix (NASDAQ: LTRX) from 2008 to October 2013. From 1980 to 2008, Mr. Wagstaff held a number of senior and strategic technology positions including Director of Engineering at Lantronix, Director of Software Development at Open Text, Inc. and Software Development Manager at both Gauss Interprise, Inc. and Diebold.

Kevin T. Walsh joined us in July 2015 as Vice President of Marketing. Mr. Walsh manages all aspects of marketing including product and partner strategy as well as marketing communications and public relations. Prior to joining Bsquare, from August 2013 to July 2015, Mr. Walsh was Vice President of Marketing at Siaras, a cloud software startup. From October 2010 to August 2013, Mr. Walsh served as Vice President of Digital Marketing at Cyan (purchased by Ciena (NASDAQ: CIEN)). Earlier in his career, Mr. Walsh held executive marketing positions at Zeugma Systems, Calix (NYSE: CALX), Irvine Networks, Accelerated Networks (purchased by Calix) and Xylan (purchased by Alcatel Lucent). Mr. Walsh received an MBA from Pepperdine University and a Bachelor of Science in Computer Science from the University of California, Irvine.

Mark D. Whiteside, our Vice President, Solutions, joined us in May 2011, and manages our consulting services resources for design, development, project management and education. Prior to this role, he was a Wireless Services Executive with IBM. Prior to that, from 2004 to 2007, Mr. Whiteside was the Chief Operating Officer at Vallent Inc., a wireless performance management software provider which was purchased by IBM. Mr. Whiteside has held a number of other executive roles in global technology companies, including EMEA Vice President Wireless Services based in London for Marconi PLC and Global Vice President of Services for MSI, a mediation middleware company purchased by Marconi PLC. He was also General Manager of International Business at Holocentric and Director of Customer Services, Asia Pacific based in Singapore for Sequent Computers. Mr. Whiteside holds a Bachelor of Arts in Computer Sciences from the University of California, San Diego.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors has adopted a structure under which the Chairman of the Board is an independent director. We believe that having a Chairman independent of management provides effective leadership for the Board of Directors and helps ensure critical and independent thinking with respect to our strategy and performance. In addition, the Board believes this governance structure promotes balance between the Board's independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis. Moreover, the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing us and leverage the experience and perspectives of the Chairman. Our Chief Executive Officer has generally also been a member of the Board of Directors, as the sole management representative on the Board of Directors. Mr. Chase is a director as well as our President and Chief Executive Officer. We believe it is important to make information and insight about us directly available to the directors in their deliberations. Our Board of Directors believes that separating the Chief Executive Officer and Chairman of the Board roles and also having the Chairman of the Board role represented by an independent director is the appropriate leadership structure for us at this time and demonstrates our commitment to effective corporate governance.

Our Chairman of the Board is responsible for the effective functioning of our Board of Directors, enhancing its efficacy by guiding Board of Directors processes and presiding at Board of Directors meetings and executive sessions of the independent directors. Our Chairman presides at shareholder meetings and ensures that directors receive appropriate information from our management to fulfill their responsibilities. Our Chairman also acts as a liaison between our Board of Directors and executive management, promoting clear and open communication between management and the Board of Directors.

Board of Directors Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on us and the steps we take to manage them. While our Board is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial, accounting and investment risks. Our Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership, structure and corporate governance. Finally, our Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and related to succession planning for our executive officers.

Board of Directors Independence

The Board of Directors has determined, after consideration of all relevant factors, that Messrs. Chamberlain, Harries, Jurgensen and Savoy and Ms. VanderMeulen, constituting a majority of our Board of Directors, qualify as “independent” directors as defined under applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”) and that such directors do not have any relationship with us that would interfere with the exercise of their independent business judgment.

Standing Committees and Attendance

The Board of Directors held a total of nine meetings during 2015. All directors attended more than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he or she has been a director or committee member during 2015.

The Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Information about these standing committees and committee meetings is set forth below.

Audit Committee

The Audit Committee is currently comprised of Messrs. Jurgensen (Committee Chair), Chamberlain, Harries and Savoy. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Jurgensen, Chamberlain, Harries and Savoy qualify as “independent” directors under applicable SEC and NASDAQ rules. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years. The Board of Directors has designated each of Messrs. Jurgensen and Chamberlain as an “audit committee financial expert” as defined under applicable SEC rules and has determined that each of Messrs. Jurgensen and Chamberlain possesses the requisite “financial sophistication” under applicable NASDAQ rules.

The Audit Committee is responsible for overseeing our independent auditors, including their selection, retention and compensation, reviewing and approving the scope of audit and other services by our independent auditors, reviewing the accounting policies, judgments and assumptions used in the preparation of our financial statements and reviewing the results of our audits. The Audit Committee is also responsible for reviewing the adequacy and effectiveness of our internal controls and procedures, including risk management, establishing procedures regarding complaints concerning accounting or auditing matters, reviewing and, if appropriate, approving related-party transactions, reviewing compliance with our Code of Business Conduct and Ethics, and reviewing our investment policy and compliance therewith. The Audit Committee held four meetings during 2015.

The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee and amended by the Board of Directors as appropriate. A current copy of the Audit Committee charter is available on our website at www.bsquare.com under the “Company” tab, on the Corporate Governance page under Management and Corporate Governance - Board Committees.

Compensation Committee

The Compensation Committee currently consists of Messrs. Savoy (Committee Chair), Harries and Jurgensen. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Savoy, Harries and Jurgensen qualify as “independent” and “non-employee” directors under applicable NASDAQ and SEC rules and qualify as “outside directors” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to the Board of Directors regarding our general compensation policies as well as the compensation plans and specific compensation levels for its executive officers. The Compensation Committee held five meetings during 2015.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed by the committee and amended by the Board of Directors as appropriate. A current copy of the Compensation Committee charter is available on our website at www.bsquare.com under the “Company” tab, on the Corporate Governance page under Management and Corporate Governance - Board Committees.

One of the primary responsibilities of the Compensation Committee is to oversee, and make recommendations to the Board of Directors for its approval of, the compensation programs and performance of our executive officers, which includes the following activities:

•	Establishing the objectives and philosophy of the executive compensation programs;
•	Designing and implementing the compensation programs;
•	Evaluating the performance of executives relative to their attainment of goals under the programs and reporting to the Board of Directors such evaluation information;
•	Evaluating our succession plan for the Chief Executive Officer;
•	Calculating and establishing payouts and awards under the programs as well as discretionary payouts and awards;
•	Reviewing base salary levels and equity ownership of the executives; and

•	Engaging consultants from time to time, as appropriate, to assist with program design, benchmarking, etc.

Additional information regarding the roles, responsibilities, scope and authority of the Compensation Committee, as well as the extent to which the Committee may delegate its authority, the role that our executive officers serve in recommending compensation and the role of compensation consultants in our compensation process, is set forth below under “Executive Officer Compensation.”

The Compensation Committee also periodically reviews the compensation of the Board of Directors and proposes modifications, as necessary, to the full Board for its consideration.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Ms. VanderMeulen (Committee Chair) and Mr. Harries. The Board of Directors has determined that, after consideration of all relevant factors, Ms. VanderMeulen and Mr. Harries qualify as “independent” directors under applicable NASDAQ rules. The Governance and Nominating Committee held one meeting during 2015.

The Governance and Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee and amended by the Board of Directors as appropriate. A current copy of the Governance and Nominating Committee charter is available on our website at www.bsquare.com under the “Company” tab, on the Corporate Governance page under Management and Corporate Governance - Board Committees.

The primary responsibilities of the Governance and Nominating Committee are to:

•	Develop and recommend to the Board of Directors criteria for selecting qualified director candidates;
•	Identify individuals qualified to become Board members;
•	Evaluate and select director nominees for each election of directors;
•	Consider the committee structure of the Board of Directors and the qualifications, appointment and removal of committee members;
•	Recommend codes of conduct and codes of ethics applicable to us; and
•	Provide oversight in the evaluation of the Board of Directors and each committee.

Director Nomination Process

The Board of Directors has determined that director nomination responsibilities should be overseen by the Governance and Nominating Committee (the “Committee”). One of the Committee’s goals is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience. Although the Committee and the Board of Directors do not have a formal diversity policy, the Board of Directors instructed the Committee to consider such factors as it deems appropriate to develop a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Committee include judgment, knowledge, skill, diversity (including factors such as race, gender and experience), integrity, experience with businesses and other organizations of comparable size, including experience in software products and services, business, finance, administration or public service, the relevance of a candidate’s experience to our needs and experience of other Board members, familiarity with national and international business matters, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. In addition, directors are expected to be able to exercise their best business judgment when acting on behalf of us and our shareholders, act ethically at all times and adhere to the applicable provisions of our Code of Business Conduct and Ethics. Other than consideration of the foregoing and applicable SEC and NASDAQ requirements, unless determined otherwise by the Committee, there are no stated minimum criteria, qualities or skills for director nominees. However, the Committee may also consider such other factors as it may deem are in the best interests of us and our shareholders. In addition, at least one member of the Board of Directors serving on the Audit Committee should meet the criteria for an “audit committee financial expert” having the requisite “financial sophistication” under applicable NASDAQ and SEC rules, and a majority of the members of the Board of Directors should meet the definition of “independent director” under applicable NASDAQ rules.

The Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. The Committee also takes into account an incumbent director’s performance as a Board member. If any member of the Board of Directors does not wish to continue in service, if the Committee decides not to re-nominate a member for reelection, if the Board decided to fill a director position that is currently vacant or if the Board of Directors decides to recommend that the size of the Board of Directors be increased, the Committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of the Board of Directors and management are polled for suggestions as to individuals meeting the Committee’s criteria. Research may also be performed to identify qualified individuals. Nominees for director are selected by a majority of the members of the Committee, with any current directors who may be nominees themselves abstaining from any vote relating to their own nomination.

It is the policy of the Committee to consider suggestions for persons to be nominated for director that are submitted by shareholders. The Committee will evaluate shareholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources. Shareholders suggesting persons as director nominees should send information about a proposed nominee to our Secretary at our principal executive offices as referenced above at least 120 days before the anniversary of the mailing date of the prior year’s proxy statement. This information should be in writing and should include a signed statement by the proposed nominee that he or she is willing to serve as a director of BSQUARE, a description of the proposed nominee’s relationship to the shareholder and any information that the shareholder feels will fully inform the Committee about the proposed nominee and his or her qualifications. The Committee may request further information from the proposed nominee and the shareholder making the recommendation. In addition, a shareholder may nominate one or more persons for election as a director at our annual meeting of shareholders if the shareholder complies with the notice, information, consent and other provisions relating to shareholder nominees contained in our Bylaws. Please see the section above titled “Deadlines for Receipt of Shareholder Proposals” for important information regarding shareholder proposals, including director nominations.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics in compliance with applicable rules of the SEC that applies to our principal executive officer, our principal financial officer and our principal accounting officer or controller, or persons performing similar functions, as well as to all members of our Board of Directors and all other employees. A copy of this policy is available on our website at www.bsquare.com under the “Company” tab, on the Corporate Governance page under Management and Corporate Governance – Policies, or free of charge upon written request to the attention of our Secretary, by regular mail at our principal executive offices, email to investorrelations@bsquare.com, or fax at 425-519-5998. We will disclose, on our website, any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics enumerated in applicable rules of the SEC. In March 2015, the Board approved minor edits to the Code of Business Conduct and Ethics to provide additional explanation regarding the philosophies guiding our ethical business practices. There were no other amendments to, or waivers from, our Code of Business Conduct and Ethics during 2015.

2015 Director Compensation

When joining the board, directors receive a one-time grant of 25,000 stock options, which vest quarterly over two years, and an initial grant of restricted stock units. The Chairman of the Board receives a one-time grant of 50,000 stock options when joining the Board (or 25,000 stock options if appointed as Chairman of the Board while already serving as a director), and an initial grant of restricted stock units. The number of shares underlying the initial restricted stock unit awards granted to new directors is determined by dividing $50,000 by our closing stock price on the date of grant (or $75,000 in the case of the Chairman of the Board (or $25,000 if appointed as Chairman of the Board while already serving as a director)) and is prorated based on the date on which such director is appointed. Thereafter, standing directors receive annual grants of restricted stock units, the number of shares underlying which is determined by dividing $50,000 by our closing stock price on the date of grant ($75,000 in the case of the Chairman of the Board). The annual restricted stock unit awards are granted on the earlier of (i) the day of the annual meeting of our shareholders or (ii) the last trading day of our second fiscal quarter. The restricted stock unit awards vest quarterly over one year. All equity awards cease vesting as of the date a director’s service on the Board terminates for any reason; provided that the Board may accelerate the vesting of any outstanding stock award for a director whose service on the Board terminates for any reason other than removal for cause.

We also pay annual cash director fees of $30,000 to non-Chair directors and $40,000 to the Chairman of the Board, and annual Board Committee fees to directors who serve on the Audit Committee of $10,000 and $5,000 to directors who serve on other committees. The Chairs of the Governance and Nominating Committee and the Compensation Committee receive additional annual Board Committee fee compensation of $3,000. All cash amounts are payable in quarterly increments. Directors are also reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. Mr. Chase, our President and Chief Executive Officer, does not receive additional compensation for services provided as a director, and has not received any such compensation since he was appointed as Interim Chief Executive Officer in September 2013.

The table below presents the 2015 compensation of our non-employee directors. The compensation of Mr. Chase is described in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)
Robert J. Chamberlain(4)	13,333	41,665	53,548	108,546
Andrew S.G. Harries(5)	41,250	75,000	-	116,250
Elliott H. Jurgensen, Jr.(6)	33,750	50,000	-	83,750
William D. Savoy(7)	36,000	50,000	-	86,000
Kendra A. VanderMeulen(8)	28,500	50,000	-	78,500

(1)

Cash fees do not include payments made on December 30, 2014 for service performed in the first quarter of 2015 in the following amounts:  Mr. Harries, $13,750; Mr. Jurgensen, $11,250; Mr. Savoy, $12,000; and Ms. VanderMeulen, $9,500.

(2)

The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included reflect only the awards treated as granted in 2015. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 11, 2016 (the “2015 10-K”).

(3)

The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included reflect only the awards treated as granted in 2015. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2015 10-K.

(4)	Mr. Chamberlain was appointed to our Board on August 24, 2015 and held 25,000 stock options and 5,416 restricted stock units as of December 31, 2015.
(5)	Mr. Harries held 50,000 stock options and 4,980 restricted stock units as of December 31, 2015.
(6)	Mr. Jurgensen held 3,320 restricted stock units as of December 31, 2015.
(7)	Mr. Savoy held 37,500 stock options and 3,320 restricted stock units as of December 31, 2015.
(8)	Ms. VanderMeulen held 36,625 stock options and 3,320 restricted stock units as of December 31, 2015.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) the person who served as our chief executive officer during 2015 and (ii) the two most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2015 and whose total compensation for 2015 exceeded $100,000. The persons described in clauses (i) and (ii) above are collectively referred to herein as our “named executive officers.”

Summary Compensation Table

						Nonequity
						incentive
						plan	All other
				Stock	Option	compen-	compen-
		Salary	Bonus	awards(1)	awards(2)	sation(3)	sation(4)	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)
Jerry D. Chase(5)	2015	359,038	—	209,543	140,742	328,700	5,819	1,043,842
President and Chief Executive Officer	2014	325,040	—	24,900	275,324	162,500	5,060	792,824
Martin L. Heimbigner(6)	2015	270,000	—	56,056	66,820	169,000	7,544	569,420
Chief Financial Officer, Secretary and Treasurer	2014	30,000	—	28,725	182,110	—	8,152	248,987
Scott B. Caldwell(7)	2015	470,771	—	70,707	40,673	25,125	8,626	615,902
Vice President, Worldwide OEM Sales	2014	441,437	—	—	50,043	23,647	4,997	520,124

(1)

The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2015 10-K.

(2)

The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2015 10-K.

(3)

Represents the cash portion of (a) the bonus earned by Mr. Chase under the 2014 Annual Executive Bonus Plan, paid in February 2015; (b) the cash bonuses earned by Messrs. Chase and Heimbigner under the 2015 Annual Executive Bonus Plan, paid in February 2016; and (c) 2014 and 2015 sales target achievement bonuses paid to Mr. Caldwell.

(4)	Represents 401(k) matching employer contributions, premiums paid by us under a group life insurance plan, and an allowance for mobile telephone and data service, which includes personal use.
(5)

Salary includes consulting fees compensation paid to Mr. Chase of $62,540 in 2014 while serving as Interim Chief Executive Officer. Mr. Chase was appointed as Interim Chief Executive Officer in September 2013, and in February 2014, the Board appointed Mr. Chase as President and Chief Executive Officer.

(6)

Mr. Heimbigner was appointed as Chief Financial Officer in November 2014. All other compensation in 2014 includes an $8,000 sign-on bonus paid to Mr. Heimbigner upon the commencement of his employment.

(7)	Salary includes commissions paid to Mr. Caldwell of $308,321 in 2014 and $330,578 in 2015.

Employment Agreements with Named Executive Officers

We have agreements with our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group.

Under our agreement with Mr. Chase dated February 24, 2014, he was entitled to receive an annual salary of $325,000, was granted 7,500 restricted stock units (“RSUs”) and options to purchase 165,000 shares of our common stock, and is eligible to receive an annual bonus under our Annual Executive Bonus Program equal to 77% of his annual salary at 100% achievement. Mr. Chase’s annual salary was increased to $350,000 effective February 17, 2015 and to $365,000 effective February 9, 2016. The RSUs and options vest as follows: 33% vested on February 26, 2015, and the balance vests in equal monthly installments for two years thereafter. In the event Mr. Chase’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he shall be entitled to receive severance equal to 12 months of his then annual base salary, continued COBRA coverage at our expense for a period of 12 months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on our regular payroll schedule. In the event that, within 18 months after a change of control of BSQUARE (as defined in the agreement), Mr. Chase’s employment is terminated when neither cause nor long term disability exists or Mr. Chase terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to 18 months of his then annual base salary, 150% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee), and continued COBRA coverage at our expense for a period of 18 months following his termination date (provided that, during the first 18 months after a change of control of BSQUARE, such severance payments shall be in lieu of the severance payments described in the preceding sentence, and after expiration of the 18-month period following a change of control, Mr. Chase shall be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Chase’s unvested stock options and restricted stock shall become fully vested and immediately exercisable. We have agreed to make a tax “gross up” payment to Mr. Chase in the event that payments under his agreement would subject him to the IRS parachute excise tax.

Under our agreement with Mr. Heimbigner dated October 24, 2014, he was entitled to receive an annual salary of $260,000, a signing bonus of $8,000, was granted 7,500 RSUs and options to purchase 100,000 shares of our common stock, and is eligible to receive an annual bonus under our Annual Executive Bonus Program equal to 50% of his annual salary at 100% achievement. Mr. Heimbigner’s annual salary was increased to $270,000 effective February 9, 2016. The RSUs and options vest as follows: 33% vested on November 3, 2015, and the balance vests in equal monthly installments for two years thereafter. In the event Mr. Heimbigner’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Heimbigner of any employment-related claims, he shall be entitled to receive severance equal to nine months of his then annual base salary, continued COBRA coverage at our expense for a period of nine months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on our regular payroll schedule. In the event that, within 12 months after a change of control of BSQUARE (as defined in the agreement), Mr. Heimbigner’s employment is terminated when neither cause nor long term disability exists or Mr. Heimbigner terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Heimbigner of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, 75% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee), and continued COBRA coverage at our expense for a period of nine months following his termination date (provided that, during the first 12 months after a change of control of BSQUARE, such severance payments shall be in lieu of the severance payments described in the preceding sentence, and after expiration of the 12-month period following a change of control, Mr. Heimbigner shall be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Heimbigner’s unvested stock options and restricted stock shall become fully vested and immediately exercisable.

Under our agreement with Mr. Caldwell dated February 21, 2014, Mr. Caldwell receives an annual salary of $135,000, was granted options to purchase 30,000 shares of our common stock, and is eligible to receive target incentive compensation equal to 140% of his base pay at 100% achievement of his individual incentive compensation plan (as described below under “Incentive Sales Compensation Plan”). The options vest as follows: 33% vested on February 26, 2015, and the balance vests in equal monthly installments for two years thereafter. In the event Mr. Caldwell’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Caldwell of any employment-related claims, he shall be entitled to receive severance equal to three months of his then annual base salary, payable on our regular payroll schedule, and continued COBRA coverage at our expense for a period of three months following his termination date. In the event that, within nine months after a change of control of BSQUARE (as defined in the agreement), Mr. Caldwell’s employment is terminated when neither cause nor long term disability exists or Mr. Caldwell terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Caldwell of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary and continued COBRA coverage at our expense for a period of nine months following his termination date (provided that, during the first nine months after a change of control of BSQUARE, such severance payments shall be in lieu of the severance payments described in the preceding sentence, and after expiration of the nine-month period following a Change of Control, Mr. Caldwell shall be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Caldwell’s unvested stock options and restricted stock shall become fully vested and immediately exercisable. We have agreed to make a tax “gross up” payment to Mr. Caldwell in the event that payments under his agreement would subject him to the IRS parachute excise tax.

Although the terms of our Fourth Amended and Restated Stock Plan (the “Stock Plan”) do not specifically provide for accelerated vesting of equity awards for participants in the event of a change in control, the Stock Plan provides that individual equity award agreements may provide for accelerated vesting in connection with certain transactions defined in the Stock Plan (including certain change-in-control transactions). In addition, the Stock Plan provides that the Board of Directors may elect to accelerate vesting for any Stock Plan participant at such times and in such amounts as the Board of Directors determines.

Determination of Compensation

The Compensation Committee’s philosophy regarding total executive compensation is to provide a comprehensive and competitive compensation package consisting of base salary, short-term cash incentives (STI) and long-term equity incentives (LTI) that helps align management team incentives with shareholder interests and promote growth in shareholder value. Base salary and STI represents total targeted cash compensation (TTC) for each executive. Over the last several years, the Compensation Committee, based on input from an outside compensation consultant (as further described below), has been gradually increasing the level of STI for each executive to bring the TTC level closer to market peer median levels. Although we believe our executive base salaries are generally slightly below median level, with the structure of the STI, our executive TTC is generally near median levels. We intend to annually review executive compensation survey information in order to maintain competitive levels of compensation for our management team.

We also review with our outside compensation consultant the level of LTI for each of our executive team. Historically, our level of LTI has been below market peer median levels. We anticipate that gradually over future years, the level of LTI will be increased to bring this component of executive compensation closer to median levels.

Total Compensation

For purposes of evaluating executive officer total compensation including base salary, discretionary bonus, equity awards and incentive compensation, the Compensation Committee primarily considers two factors:

•

Benchmark data: The Compensation Committee has the authority to engage its own advisers to assist in carrying out its responsibilities, and historically the Compensation Committee has engaged a compensation consultant on an annual basis to review and benchmark our executive compensation programs. In each of 2014 and 2015, the Compensation Committee engaged the services of Applied HR Strategies, Inc. (“Applied HR Strategies”), a compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executive officers and how our compensation practices compared to the compensation practices of other companies. Applied HR Strategies reports directly to our Compensation Committee in all matters of executive compensation. In connection with the engagement of Applied HR Strategies, our Compensation Committee took into consideration the following factors: (i) the provision of other services to us by Applied HR Strategies; (ii) the amount of fees paid by us to Applied HR Strategies as a percentage of the firm’s total revenue; (iii) policies and procedures of Applied HR Strategies that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Applied HR Strategies or the individual compensation advisors employed by the firm with any of our executive officers; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any of our common stock owned by the individual compensation advisors employed by the firm. Based on its review, the Compensation Committee believes that Applied HR Strategies does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NASDAQ rules.

•

Company and individual-specific factors: In addition to considering compensation levels of executives at similarly sized regional public companies, the Compensation Committee, in conjunction with the Chief Executive Officer, reviews our financial performance objectives as well as non-financial performance objectives applicable to each executive (other than the Chief Executive Officer). Our financial performance objectives are determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer (other than the Chief Executive Officer) are determined in collaboration with the Chief Executive Officer, the executive officer and the Compensation Committee. The Compensation Committee, without input from the Chief Executive Officer, determines the financial and non-financial performance objectives applicable to the Chief Executive Officer. These objectives and associated awards are governed by the Annual Executive Bonus Program (“ABP”) with respect to executive officers who are not members of the sales team. Those executive officers who are also members of the sales team participate in individual sales compensation plans and do not participate in the ABP. The ABP for 2015 is described below under “Incentive Plan Compensation.”

Base Salary and Discretionary Bonus

The Compensation Committee’s goal is to provide a competitive base salary for our executive officers. The Compensation Committee has not established any formal guidelines for purposes of setting base salaries (such as payment at a particular percentile of the benchmark group), but instead considers the benchmark data along with our performance and the individual’s performance and experience in determining what represents a competitive salary. The Compensation Committee also considers these factors in its recommendations to the Board of Directors regarding whether and in what amounts to award discretionary cash bonuses, apart from cash awards that may be provided for under incentive plans.

Short-Term Incentive Plan Compensation (STI)

Our named executive officers also participate in incentive compensation programs as described below. Our executive officers who are not members of the sales team participate in the ABP, the terms of which vary from year to year. Messrs. Chase and Mr. Heimbigner are the only named executive officers who participated in the 2015 ABP.

The objectives of the ABP are to:

•	Encourage and reward corporate and individual performance;
•	Seek alignment of executive officers’ compensation with shareholder interests on both a short-term and long-term basis; and
•	Attract and retain highly-qualified executives.

The ABP is maintained in collaboration among the Compensation Committee, the Board of Directors and the Chief Executive Officer. Payment under the ABP for 2015 was contingent on (1) the weighted achievement of two annual company financial targets related to (a) revenue (weighted at 10%) and (b) adjusted EBITDAS (weighted at 60%) (collectively, the “Company Portion”), and (2) the achievement of individual objectives set for each executive (weighted at 30%) (the “Individual Portion”). Individual objectives may be related to achievements such as growing new revenue streams, developing successful new products, maintaining low employee turnover and improving infrastructure to enhance business velocity. The Company Portion represents 70% of any bonus that may be earned under the 2015 ABP while the Individual Portion represents 30% of any bonus that may be earned under the 2015 ABP.

The bonus amount under the 2015 ABP was determined by the following formula, the elements of which are described below:

Bonus Amount =	The Company Portion: 70% * (Base Salary * Target Bonus Opportunity) * Company Achievement Multiplier (40% to 150%)
PLUS
The Individual Portion: 30% * (Base Salary * Target Bonus Opportunity) * Individual Achievement Multipliers (0% to 100%)

Target Bonus Opportunity. The Target Bonus Opportunity for each executive officer is set as a percentage of base salary. The philosophy used by the Compensation Committee in setting the Target Bonus Opportunity was similar to that used in setting base salaries for the executive officers, including consideration of the benchmark data described previously, among other things. The 2015 Target Bonus Opportunity percentage was as follows for the applicable named executive officer:

Target Bonus
Title	Opportunity
Chief Executive Officer	77%
Chief Financial Officer	50%

The Company Portion:

Company Achievement Multiplier. The Compensation Committee, in conjunction with the Chief Executive Officer and Board of Directors, determined the threshold financial measures (revenue and adjusted EBITDAS) that we must meet in order for executives to earn the Company Portion of the ABP bonuses. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets amortization expense (including impairment) on intangible assets and stock-based compensation expense. Because it is not possible to accurately forecast the amount of executive bonuses earned at the start of the year, the adjusted EBITDAS financial measure excludes any executive bonus expense. The Compensation Committee also has discretion to make other adjustments based on particular facts and circumstances that may arise. The Compensation Committee set four targets for the financial measures for the Company Portion of the ABP bonuses:

Bonus Thresholds: These are the minimum amounts of revenue and adjusted EBITDAS that we must achieve in order for the Company Portion of the ABP bonuses to be paid. Once revenue and adjusted EBITDAS reach these amounts, the Company Achievement Multiplier is set at 40%. If we do not achieve the Bonus Thresholds, then the Company Achievement Multiplier is set at 0%, and no Company Portion of the ABP bonuses is paid.

Bonus Plans: These are the target revenue and adjusted EBITDAS levels at which the Company Achievement Multiplier is set at 75%.

Bonus Targets: These are the target revenue and adjusted EBITDAS levels at which the Company Achievement Multiplier is set at 100%. The revenue target for the 2015 ABP was set at a number equal to the amount that was 30% higher than the revenue number set forth in the 2015 budget that was formally approved by the Board of Directors. The adjusted EBITDAS target for the 2015 ABP was set at a number equal to the amount that was 10% higher than the adjusted EBITDAS number set forth in the 2015 budget.

Bonus Caps: These are the revenue and adjusted EBITDAS levels at which the Company Achievement Multiplier is capped at 150%.

When revenue and/or adjusted EBITDAS falls between the respective Bonus Threshold and Bonus Target, the Company Achievement Multiplier is prorated from 40% to 100%. When revenue and/or adjusted EBITDAS falls between the respective Bonus Target and Bonus Cap, the Company Achievement Multiplier is prorated from 100% to 150%. If revenue and/or adjusted EBITDAS are greater than the respective Bonus Cap, the Company Achievement Multiplier remains capped at 150%.

For 2015, the financial targets for the Company Achievement Multiplier were as follows:

Description	Achievement Percentage	Adjusted EBITDAS: Weighting 60%	Revenue: Weighting 10%
Below Bonus Threshold	0%	<$4,700,000	<$97,000,000
Between Bonus Threshold and Bonus Plan	40%-75% prorated	$4,700,000-$5,200,000	$97,000,000-$99,000,000
Bonus Plan	75%-100% prorated	$5,200,001-$5,700,000	$99,000,000-$102,000,000
At Bonus Target	100%	$5,700,000	$102,000,000
Between Bonus Target and Bonus Cap	100% - 150% prorated	$5,700,000-$6,700,000	$102,000,000-$105,000,000
Bonus Cap or Higher	150%	>$6,700,000	>$105,000,000

The Individual Portion:

Individual Achievement Multiplier. Each executive other than the Chief Executive Officer was assigned objectives by the Chief Executive Officer. The Compensation Committee in conjunction with the Board of Directors determined the Chief Executive Officer’s objectives. Objectives for executives other than the Chief Executive Officer may be modified by the Chief Executive Officer during the year in order to suit current business conditions. Objectives are meant to provide guidance and incentive for each executive in the day-to-day operation of a particular business function.

Each objective carries a particular weighting, with the sum of all objective weightings under the Individual Portion adding up to 100%.

At the end of the year, the Chief Executive Officer reviews each objective with the particular executive, and determines if the objective was achieved (0% or 100%), or in the case of a prorated objective, what percentage of the objective was achieved. The Chief Executive Officer’s determination is reviewed by the Compensation Committee. The Compensation Committee reviews the Chief Executive Officer’s achievement of objectives.

The Individual Achievement Multiplier is then determined by multiplying the achievement level of each objective by the assigned weighting for that objective. The results for all objectives are then added together to determine the Individual Achievement Multiplier. For example, if an executive had three objectives, each weighted at 33%, the Individual Achievement Multiplier would be determined as follows:

Individual Achievement Multiplier =	(Objective 1 Achievement % * 33.33%) + (Objective 2 Achievement % * 33.33%) + (Objective 3 Achievement % * 33.33%)

As noted above, the objective achievement percentage for pass/fail objectives will be 0% or 100%. For prorated objectives, the objective achievement percentage will be prorated between 0% and 100%, inclusive.

Payment of Bonuses. For the 2015 ABP, payments to the executives were made in cash in 2016. Generally, the Compensation Committee and Chief Executive Officer will attempt to complete bonus calculations as quickly as possible once the fiscal year ends and our finance team has delivered a stable view of the applicable financial measures for the year. Once the bonus calculations are complete, they must be presented to and approved by the Board of Directors.

Executives must be employed by us at the end of the measurement year in order to be eligible for a bonus.

2015 Bonus Amounts. In 2015, our revenue exceeded the revenue bonus cap of $105.0 million and our adjusted EBITDAS exceeded the adjusted EBITDAS bonus cap of $6.7 million. Based on the relative weighting of the financial measures, the Company Achievement Multiplier was 150%. The Board of Directors evaluated the achievement of the individual objectives of the Chief Executive Officer, and as a result of the combined effect of the achievement of the company and individual objectives, a cash bonus of $342,265 was earned by the Chief Executive Officer, and a cash bonus of $169,000 was earned by the Chief Financial Officer.

Incentive Sales Compensation Plan

Sales executives participate in non-equity incentive compensation plans with provisions tailored to the particular individual. The terms of these plans, including the 2014 and 2015 plans applicable to Mr. Caldwell, are determined by agreement with the sales executive each year with respect to a particular year’s incentive compensation, but with terms that are subject to change each quarter. The plans applicable to Mr. Caldwell for 2014 and 2015 provided for percentage commissions tied to Company performance, based on gross margin from the sale of third-party licenses. There were no minimum or maximum amounts payable; percentage commissions depended entirely on our level of achievement with respect to the particular performance measures.

Other Compensation and Perquisites

Executives are eligible to participate in standard benefit plans available to all employees including our 401(k) retirement plan, medical, dental, disability, vacation and sick leave and life and accident insurance. The same terms apply to all employees for these benefits except where the value of the benefit may be greater for executives due to the fact that they are more highly compensated than most other employees (e.g., disability benefits). However, all executive officers receive a phone allowance of $1,800 per year, as do other employees whose job responsibility requires them to be on call. The individuals receiving the allowance are not reimbursed for normal cell phone usage. We provide no pension or deferred compensation benefits to our executive officers. We have agreed to make tax “gross up” payments to certain of our executives in the event that payments to them would subject them to the IRS parachute excise tax.

Long-Term Equity Incentive Awards (LTI)

Longer-term incentives in the form of grants of stock options, restricted stock, restricted stock units and other forms of equity instruments to executive officers are governed by the Stock Plan or our 2011 Inducement Award Plan (the “Inducement Plan”), as applicable.

The Compensation Committee recommends grants and awards of stock options and other forms of equity instruments to our executive officers under the Stock Plan or Inducement Plan, as applicable. Grants and awards recommended by the Compensation Committee are then submitted to the Board of Directors for approval. Stock options have historically been granted at the time of hire of an executive officer. Further, the Compensation Committee periodically reviews the equity ownership of the executive officers and may recommend to the Board of Directors additional awards of equity instruments under the Stock Plan based on a number of factors, including benchmark data, company performance and individual performance, the vested status of currently outstanding equity awards, the executive’s equity ownership in relation to the other executives and other factors. The Compensation Committee maintains no formal guidelines for these periodic reviews. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by the named executive officers as of December 31, 2015:

							Stock Awards
							Number	Market
							of	Value of
							Shares	Shares
							or	Or
							Units of	Units of
							Stock	Stock
	Option Awards						That	That
			Number of Securities				Have	Have
			Underlying		Option	Option	Not	Not
	Grant		Unexercised Options		Exercise	Expiration	Vested	Vested
Name	Date		Exercisable (#)	Unexercisable (#)	Price ($) (1)	Date (2)	(#)	($) (8)
Jerry D. Chase	7/01/2013		25,000	-	2.75	7/01/2023
	2/26/2014	(3)	100,513	64,487	3.32	2/26/2024
	2/26/2014	(3)					7,500	45,675
	2/17/2015	(4)					9,924	60,437
	8/20/2015	(5)		43,600	6.37	8/20/2025	18,500	112,665
Martin L. Heimbigner	11/3/2014	(3)	35,792	64,208	3.83	11/3/2024	4,816	29,329
	8/20/2015	(5)		20,700	6.37	8/20/2025	8,800	53,592
Scott B. Caldwell	11/13/2006		5,000		2.17	11/13/2016
	10/2/2009		10,000		2.41	10/2/2019
	9/11/2012	(6)					2,500	15,225
	1/7/2013	(7)	5,156	2,344	3.11	1/7/2023
	2/26/2014	(3)	18,275	11,725	3.32	2/26/2024
	8/20/2015	(5)		12,600	6.37	8/20/2025	11,100	67,599

(1)	The option exercise price is the closing price of our common stock on the grant date.
(2)	All options outstanding expire ten years from the grant date.
(3)	These options and awards vest one-third on the one-year anniversary of the grant date with the remainder vesting ratably on a monthly basis for two years thereafter.
(4)	These awards vest one-quarter on each of June 30, 2015, December 31, 2015, June 30, 2016 and December 30, 2016.
(5)

The options vest one-quarter on the one-year anniversary of the grant date with the remainder vesting ratably on a monthly basis for three years thereafter; the awards vest one-quarter on the one-year anniversary of the grant date with the remainder vesting ratably on a quarterly basis for three years thereafter.

(6)	These awards vest annually over four years from the grant date.
(7)	These options vest quarterly over four years from the grant date.
(8)	Based on the closing price of our common stock of $6.09 on December 31, 2015.

Employee Benefit Plans

Equity Compensation Plan Information

The following table presents certain information regarding our common stock that may be issued upon the exercise of options and vesting of restricted stock units granted to employees, consultants or directors as of December 31, 2015:

Number of securities
	Number of securities			remaining available for future
	to be issued upon		Weighted-average	issuance under equity
	exercise of		exercise price of	compensation plans (excluding
	outstanding options,		outstanding options,	securities reflected
	warrants and rights		warrants and rights	in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,686,283	(1)	$4.39	783,478
Equity compensation plans not approved by security holders	196,877	(2)	$4.72	236,999	(3)

(1)	Amount includes 94,647 restricted stock units granted and unvested as of December 31, 2015.
(2)	Amount includes 9,816 restricted stock units granted and unvested as of December 31, 2015
(3)

Indicates shares of our common stock reserved for issuance under the Inducement Plan. There were 250,000 shares allocated for award under the Inducement Plan at the time it was adopted, and in June 2015 our Board of Directors approved an increase in the number of shares allocated by an additional 200,000 shares. The number of shares available for issuance may be modified by the Board of Directors, subject to SEC and NASDAQ limitations. There were 80,000 options and 5,000 restricted stock units granted under the Inducement Plan during 2015.

We have granted options to purchase common stock to our officers, directors, employees and consultants under the Stock Plan and under the Inducement Plan (collectively, the “Plans”). The Plans also enable us to grant restricted stock, restricted stock units and certain other equity-based compensation to our officers, directors, employees and consultants. Under the Stock Plan, we awarded restricted stock units to each of our non-employee directors in 2014 and 2015 and options to Mr. Chamberlain in 2015 upon joining our Board of Directors. We also awarded restricted stock units to certain of our officers in 2014 and 2015 under the Plans.

401(k) Plan

We maintain a tax-qualified 401(k) employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) plan in the amount equal to one-half of the first 6% of an employee’s contributions. Matching contributions are subject to a vesting schedule; all other contributions are fully vested at all times. We intend the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or us to the 401(k) plan and income earned, if any, on plan contributions are not taxable to employees until withdrawn from the 401(k) plan (except as regards Roth contributions), and so that we will be able to deduct our contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

STOCK OWNERSHIP

Security Ownership of Principal Shareholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2016 by:

•	each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares listed below under the heading “Total Common Stock Equivalents” is the aggregate beneficial ownership for each shareholder and includes:

•	common stock beneficially owned;
•	restricted stock awards;
•	currently vested options; and
•	stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2016.

Of this total amount, the number of shares of common stock underlying options that are currently vested and stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2016 are deemed outstanding for the purpose of computing the percentage ownership of common stock outstanding beneficially owned by a shareholder, director or executive officer (the “Deemed Outstanding Shares”) and are also separately listed below under the heading “Number of Shares Underlying Options and RSUs,” but the Deemed Outstanding Shares are not treated as outstanding for the purpose of computing the percentage ownership of common stock outstanding beneficially owned by any other person. This table is based on information supplied by officers, directors, principal shareholders and filings made with the SEC. Percentage ownership is based on 12,113,872 shares of common stock outstanding as of March 15, 2016.

Unless otherwise noted below, the address for each shareholder listed below is: c/o BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. Unless otherwise noted, each of the shareholders listed below has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

		Number of	Percentage
	Total	Shares Underlying	of
	Common	Options and RSUs	Common
	Stock	(Deemed	Stock
Name and Address of Beneficial Owner	Equivalents	Outstanding Shares)	Equivalents
5% Owners:
Renaissance Technologies LLC (1)	1,009,175	—	8.3%
800 Third Ave, 33rd Floor
New York, NY 10022
Dimensional Fund Advisors LP (2)	629,473	—	5.2%
Building One, 6300 Bee Cave Road
Austin, TX 78746
Directors and Executive Officers:
Jerry D. Chase	186,692	144,356	1.5%
Andrew S.G. Harries	152,825	52,490	1.3%
Elliott H. Jurgensen, Jr.	166,549	1,660	1.4%
William D. Savoy	169,616	32,910	1.4%
Kendra A. VanderMeulen	164,491	32,035	1.4%
Robert J. Chamberlain	9,861	6,250	*
Martin L. Heimbigner	53,481	50,168	*
Scott B. Caldwell	65,319	42,719	*
All executive officers and directors as a group	1,147,469	509,046	9.1%

*	Less than one percent.
(1)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC on February 11, 2016 (the “RT 13G/A”) by the reporting person and may have changed since the date of its filing. According to the RT 13G/A, each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation has sole voting power over 934,639 shares and sole dispositive power over 1,009,175 shares.

(2)

The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 9, 2016 (the “DFA 13G”) by the reporting person and may have changed since the date of its filing. According to the DFA 13G, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over securities that are owned by the Funds, and may be deemed to be the beneficial owner of shares held by the Funds. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors, and greater-than-10% beneficial owners were met during the year ended December 31, 2015.

Biographical details of each officer are set forth above under the heading “Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions since January 1, 2014, nor are there any proposed transactions as of the date of this proxy statement, as to which the amount involved exceeds the lesser of $120,000 or one percent (1%) of the average of our total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements which are described above under the headings “2015 Director Compensation” and “Executive Officer Compensation.”

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is not binding on us, our Board of Directors or our Compensation Committee. Moreover, the vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. However, while this vote is advisory and not binding on us, we will consider the views of our shareholders when determining executive compensation in the future, including seeking to determine the causes of any significant negative voting results to better understand issues and concerns. We have elected to hold a “say-on-pay” advisory vote on an annual basis.

Executive compensation is an important matter for us and for our shareholders. The core of our executive compensation philosophy and practice continues to be pay for performance. As discussed in the “Executive Officer Compensation” section above, our executive compensation programs are based on practices that require achievement of challenging goals – goals that will drive us to achieve profitable revenue growth and market share gains, while expanding the global market opportunity for our products, technology and services portfolio, and ultimately leading to long-term shareholder value. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders, and have been and will continue to be effective in incenting the achievement and performance of our executive officers. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers and the compensation of the named executive officers is described in the “Executive Officer Compensation” section of this proxy statement, including our compensation philosophy and objectives and the fiscal 2015 compensation of the named executive officers.

We are asking shareholders to vote on the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

Vote Required

Approval on an advisory basis of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

As indicated above, the shareholder vote on this resolution will not be binding on us, the Compensation Committee or the Board of Directors, and will not be construed as overruling any decision by us, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Compensation Committee or the Board, or to create or imply any additional fiduciary duties for us, the Compensation Committee or the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) has acted as our auditor since May 2006 and has audited our financial statements for the years ended December 31, 2015 and 2014. Moss Adams is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. A representative of Moss Adams is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement and to respond to appropriate questions.

The Audit Committee’s Charter provides that it shall have the sole authority and responsibility to select, evaluate and, if necessary, replace our independent registered public accounting firm. The Audit Committee has selected Moss Adams as our independent registered public accounting firm for the year ending December 31, 2016.

The Audit Committee pre-approves all audit and non-audit services performed by our auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence. Unless the Audit Committee provides general pre-approval of a service to be provided by the auditor and the related fees, the service and fees must receive specific pre-approval from the Audit Committee.

INDEPENDENT AUDITORS

Audit Fees

Moss Adams billed us for audit fees of $228,934 and $227,120 for the years ended December 31, 2015 and 2014, respectively. These audit fees related to professional services rendered in connection with the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q and accounting services that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

There were no fees billed for fiscal years 2015 or 2014 for assurance and related services by Moss Adams that were reasonably related to the performance of its audit of our financial statements and not reported under the caption “Audit Fees.”

Tax Fees

There were no fees billed for fiscal years 2015 or 2014 for tax compliance, tax advice or tax planning services rendered to us by Moss Adams.

All Other Fees

Moss Adams billed us $3,800 in connection with the filing of a registration statement on Form S-8 in 2015, and $5,000 for an audit of certain general and administrative related expenses during each of 2015 and 2014 related to an international tax credit.

Audit Committee Report

In connection with our financial statements for the fiscal year ended December 31, 2015, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;
•	Discussed with our independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by applicable auditing standards; and
•

Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee approved our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Submitted by the Audit Committee:

Elliott H. Jurgensen, Jr., Chair Andrew S.G. Harries

Robert J. ChamberlainWilliam D. Savoy

Vote Required

The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

OTHER MATTERS

Shareholder Communications with the Board of Directors and Board Attendance at Annual Shareholder Meetings

Our shareholders may, at any time, communicate in writing with any member or group of members of the Board of Directors by sending such written communication to the attention of our Secretary by regular mail to our principal executive offices, email to investorrelations@bsquare.com or facsimile at 425-519-5998.

Copies of written communications received by our Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business, or communications that relate to improper or irrelevant topics.

The Chairperson of the Board of Directors is expected to make all reasonable efforts to attend our annual shareholder meeting in person. If the Chairperson is unable to attend an annual shareholder meeting for any reason, at least one other member of the Board of Directors is expected to attend in person. Other members of the Board of Directors are expected to attend our annual shareholder meeting in person if reasonably possible. Messrs. Jurgensen, Chase and Harries and Ms. VanderMeulen attended the 2015 Annual Meeting of Shareholders.

Transaction of Other Business

Our Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof as the proxy holders deem advisable.

Annual Report to Shareholders and Form 10-K

Our Annual Report to Shareholders for the year ended December 31, 2015 (which is not a part of our proxy solicitation materials) is being mailed to our shareholders with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, without exhibits, is included with the Annual Report to Shareholders.

By Order of the Board of Directors

Martin L. Heimbigner

Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington

May 2, 2016

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BSQUARE Corporation

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

Annual Meeting Proxy Card

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1. ELECTION OF DIRECTOR
Nominee:

	For	Withhold
01 - Kendra A. VanderMeulen	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 2 6 9 4 5 1 1

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02CS9A

. MMMMMMMMMMMMBSQUARE CorporationMMMMMMMMMMMMMMM C123456789IMPORTANT ANNUAL MEETING INFORMATION 000004000000000.000000 ext 000000000.000000 extENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext000000000.000000 ext 000000000.000000 extMR A SAMPLEDESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.Annual Meeting Proxy Cardq PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Company’s Board of Directors recommends a vote FOR the nominee for director listed below, a vote FOR proposal 2 and a vote FOR proposal 3.1. ELECTION OF DIRECTOR + Nominee: For Withhold01 - Kendra A. VanderMeulen2. TO APPROVE ON AN ADVISORY BASIS THECOMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.B Non-Voting ItemsChange of Address — Please print new address below.For Against AbstainFor Against Abstain3. TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLPAS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.Comments — Please print your comments below.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowNOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.[Graphic Appears Here][Graphic Appears Here]C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMMMMMMM1UP X 269451 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +02CS9A

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on June 14, 2016: The proxy statement and annual report to shareholders are available at www.bsquare.com/proxy.q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qPROXY FOR HOLDERS OF COMMON STOCK OF BSQUARE CORPORATIONTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BSQUARE CORPORATIONFOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 14, 2016The undersigned holder of common stock of BSQUARE Corporation, a Washington corporation (the “Company”), hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Jerry D. Chase and Martin L. Heimbigner, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 14, 2016 at 1:00 p.m. local time at the Company’s offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS:  (1) FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR NAMED IN THE ACCOMPANYING PROXY STATEMENT; (2) FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT; (3) FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016; AND (4) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.(Continued and to be marked, dated and signed, on the other side)